UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549


                                    Form 8-K


                                 CURRENT REPORT



                      Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported): December 11, 2002




                     INDUSTRI-MATEMATIK INTERNATIONAL CORP.
                  ------------------------------------------
              (Exact Name of registrant specified in its charter)




         Delaware                    0-21359                   51-0374596
      -----------------        -----------------           -----------------
      (State or other       (Commission File Number)       (I.R.S. Employer
      Jurisdiction of                                     Identification No.)
       Incorporation)





       901 Market Street, Suite 475
             Wilmington, DE                                   19801
      --------------------------------                 -------------------
      (Address of principal executive                       (Zip Code)
                 offices)



                    Registrant's telephone number: (302) 777-1608

ITEM 1.  CHANGES IN CONTROL OF REGISTRANT

     Industri-Matematik International Corp., a Delaware corporation ("Company"), entered in to an Agreement and Plan of Merger ("Merger Agreement"), dated November 3, 2002, with STG and STG OMS Acquisition Corp. ("Purchaser"), a Delaware corporation and a wholly-owned subsidiary of STG OMS Ireland Limited ("Parent"), a private limited company incorporated under the laws of Ireland and a wholly owned subsidiary of Symphony Technology II-A, L.P. ("ST II-A"), a Delaware limited partnership. On November 4, 2002, STG assigned all of its rights and obligations under the Merger Agreement, as well as the outstanding shares of Purchaser, to Parent. Pursuant to the Merger Agreement, Parent agreed to acquire the Company through a tender offer for all of the outstanding shares of the Company's Common Stock ("Common Stock"), followed by a merger of Purchaser with and into the Company, with the Company as the surviving corporation and wholly owned subsidiary of Parent.

     On November 12, 2002, Purchaser and certain related entities commenced a tender offer to purchase all of the outstanding shares of Common Stock at a purchase price of $.35 per share, net to the seller in cash. The tender offer expired at 12:00 midnight, New York City time, on December 10, 2002. On December 11, 2002, Purchaser accepted for purchase, and thereafter promptly paid for, 25,739,620 shares of Common Stock, which represents approximately 80.5% of the total outstanding shares of Common Stock.

     It is anticipated that the second step merger will take place within the next several months. In the merger, holders of Common Stock who did not tender their shares in the tender offer and who have not exercised appraisal rights will receive $.35 per share, net to the shareholder in cash, on the same basis as the tender offer. Under Delaware law, the approval of the holders of a majority of the outstanding shares of Common Stock is sufficient to approve the merger. Since Purchaser, which holds approximately 80.5% of the outstanding shares, is committed to vote in favor of the merger, approval of the merger is certain.

     Funding in the amount of $11.5 million to purchase shares in the tender offer and merger were provided to ST II-A by Dr. Romesh Wadhwani in his capacity as a limited partner of ST II-A and pursuant to a capital call by ST II-A. Dr. Wadhwani is the Chief Executive Officer and Managing Director of Symphony Technology II GP, LLC, the sole general partner of ST II-A. A portion of Dr. Wadhwani's equity contribution may be refinanced through outside sources at or following the closing of the merger. If such refinancing occurs, a portion of the funds contributed by Dr. Wadhwani may be repaid to Dr. Wadhwani. The completion of the merger is not conditioned upon any financing arrangements.

     Pursuant to the Merger Agreement, upon payment for at least 55% of the outstanding Common Stock in the tender offer, Parent was entitled to designate a number of directors sufficient to make Parent's designees the majority of directors on the Company's Board of Directors. In connection therewith, on December 17, 2002, each of Jeffrey A. Harris, William H. Janeway, Lin Johnstone, Martin Leimdorfer, and Geoffrey W. Squire resigned as a director of the Company effective as of such date. On December 18, 2002, the Company's remaining directors, David L. Anderson and Terje Laugerud, elected each of Parent's designees, William Chisholm, Robert Evans, and Bryan Taylor, to serve as a director on the Company's Board of Directors.

ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

     On December 19, 2002, the Company announced that Timothy Campbell had been appointed to serve as President and Chief Executive Officer of the Company effective January 1, 2003. It is anticipated that Lin Johnstone, the Company's current President and Chief Executive Officer, will continue to work with the Company as a consultant.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL STATEMENTS AND EXHIBITS.

         (a)   Not Applicable.

         (b)   Not Applicable.

         (c)   Exhibits.

         The exhibits listed below and in the accompanying Exhibit Index are filed as part of this Current Report on Form 8-K.

EXHIBIT NO.  DESCRIPTION
-----------  -----------

   2.1 Agreement and Plan of Merger dated November 3, 2002, among STG, Purchaser, and the Company (incorporated by reference to Exhibit (d)(1) to the Schedule TO of Purchaser filed on November 12, 2002).

  99.1       Press Release dated December 19, 2002.

                                SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     INDUSTRI-MATEMATIK INTERNATIONAL CORP.


                                     By: /s/ Marvin S. Robinson
                                         ----------------------------
                                     Name: Marvin S. Robinson
                                     Title: Secretary
Date:  December 23, 2002

                              EXHIBIT INDEX

EXHIBIT NO.  DESCRIPTION
----------   -------------

   2.1 Agreement and Plan of Merger dated November 3, 2002, among STG, Purchaser, and the Company (incorporated by reference to Exhibit (d)(1) to the Schedule TO of Purchaser filed on November 12, 2002).

  99.1       Press Release dated December 19, 2002.